Exhibit 99.1

EDITED TRANSCRIPT

FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: APRIL 29, 2021 / 1:00PM GMT

OVERVIEW:

Co. reported 1Q21 revenues of $686.3m, net income of $64.5m and GAAP EPS of $1.84. Expects 2021 revenue to be $2.575-2.700b, EPS to be $5.60-6.30 and adjusted EPS to be $5.80-6.50.

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Operator

Good morning. Welcome to the FTI Consulting First Quarter 2021 Earnings Conference Call. (Operator Instructions) Please note that this event is being recorded.

I would now like to turn the conference to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s first quarter 2021 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business spends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our annual report on Form 10-K for the year ended December 31, 2020, and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which includes the reconciliations.

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our first quarter 2021 results. Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I have said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. I was just checking making sure I was on — off mute for a change. Good morning to everyone, and thank you all for joining us. Let me start with a couple of words on COVID, even though I’m sure all of you, like I, are so sick of the topic and the issue. I hope everyone on this call continues to be well, and that all of us on this call are increasingly able to get vaccinated.

For those of us in the U.S., I think we can sense at least the beginning of a change in mood. At least for me, it’s wonderful to see the rollout of vaccines, and I don’t know anybody who doesn’t get incredibly excited when we see our friends or our family members getting vaccinated. And I think that’s true for many of you as well and for many people in some other parts of the world, too, particularly related to the U.K.

I think on the other hand, I think most of us know, the story is not as true every place around the world. When I talk to colleagues on the continent of Europe, story feels somewhat aligned, but also somewhat different. There’s a lot of frustration about the slowness of the rollout of the vaccine, and it feels very different. I felt very different last week when I talked with colleagues in Latin America and some colleagues in India.

If we look at the statistics, I think we see that global cases — globally, total cases right now are actually at the highest levels we have ever seen, the world has ever seen. And of course, the rollout of the vaccine, though happening around the world, is happening at very different paces depending on where you sit.

So the good news, I think, is that we can all, at this point, see a light, you can see that light at the end of the tunnel. And I’m so excited for those of us for whom that light feels close. I just want to also share — say mine and my colleagues’ hearts and thoughts are also with all of those folks within our firm and within yours for whom the light still feels further away. And I know that sentiment, I’m sure those for many of you on this call.

Let me turn to a brighter subject, which is our quarter, our results. I’m sure, as many of you saw in our press release, this quarter was a great quarter. It had some positive surprises in it and had some items that one can’t count on recurring, which Ajay will talk about, but even normalized for those, it was a terrific quarter. I doubt very many people, 10 years ago or even a few years ago, would have thought that in a period where restructuring as an industry is down substantially, and our restructuring business is well off the peak that we saw last year, that we would produce a halfway-decent quarter let alone a quarter like this. So the quarter was spectacular.

Let me, however, say, something that we discussed many times, quarters are fickle. Markets can fluctuate up and down. Big jobs can come and go. Cases can settle instantaneously. Investments to drive future growth, although critical for the future, can negatively impact quarters in the short term. The quarters to me, as excited as you can be about a quarter, are, in fact, never good measures of performance for this company, good quarter or bad quarters.

To me what is much more powerful than this quarter or any quarterly results is the strength of the longer-term trajectory that we have been on and that I believe we are on as well as the reasons for that great trajectory. Compared to 10 years ago, forget the quarter, collectively, we have managed to build a business that is much more powerful, much more global, much more diverse than it ever has been. And that’s true for the company as a whole, but even within each segment.

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Today, for example, our Corp Fin business, though it’s more powerful in restructuring than it ever has been, is also much broader, much more powerful, much breadth of experience and capabilities to serve our clients on a broader range of challenges and opportunities than ever. Yes, it’s powerful in restructuring, but also in transactions, in office of the CFO and so many other services. And you can say the same for all of our business segments.

The way we’ve gotten here is the basis for that with terrific teams, reinvesting in our core, reinvesting behind our good businesses but also looking where our clients have needs and broadening our business, both our offerings and our geographical footprint. Those actions and our collective commitment to bet behind great positions and great people really have changed the fundamental trajectory and resilience for this company.

To me, we have shown over the past several years that if we do the right thing, if we do the right thing, if we commit to our — to position our business in a right way, if I support great people for long-term sustainable growth that we can still have bad quarters for any extended period of time, we control our destiny. We control our destiny in a way that allows us to serve ever more our clients’ most important needs across a wider range of circumstances, not just in things like restructuring, but in antitrust, the major M&A and cybersecurity and SPACs and public affairs, in global cross-border investigations and it could go on. And that to me, that growth and capabilities of our people, that ability to extend our firm to innovate is far more exciting and a much more durable basis for excitement and success than any given quarter’s results.

So I’m not going to talk any more about the quarter, Ajay will. But let me close by taking a moment to thank and congratulate my colleagues for their efforts, for their conviction behind their businesses and recognize that the results of their conviction and their efforts, what those results have been for our clients, our shareholders, our communities and each other. And I want to particularly thank our colleagues for the energy and perseverance that they have shown this past year, in our company, and I’m sure many of you on this call, for companies it isn’t so hard to deliver during COVID, and our firm did deliver. It’s been so frustrating to see that the light is there at the end of the tunnel, but see how slow it’s been approaching in some places. The emotional fortitude that our people have shown during this period to keep our company moving, to keep connected with each other, to remain supportive to each other, dedicated to our clients has been wonderful to see as the CEO but actually equally as much as just a human being.

So I want to say in addition to congratulations, I want to express my pride in my colleagues and say thank you to each of you across the globe.

With that, I’ll turn it over to Ajay to take you through the quarter in more detail. Ajay?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year. I’m delighted to report year-over-year double-digit revenue growth this quarter. On our last earnings call in February, we said that strong M&A activity would favorably impact our Economic Consulting, Technology and Strategic Communications segments as well as our transactions business within our Corporate Finance and restructuring segment.

Conversely, we had also expected weakness in demand for our restructuring services. Both trends occurred and were deeper than we anticipated. And in Forensic and Litigation Consulting, or FLC, the segment which was most impacted by COVID-19 in 2020, we expected continued gradual improvement. Instead, in the quarter, results rebounded faster than we anticipated as we were able to resume work on many matters where trials were rescheduled or resumed, particularly in North America. Obviously, we are very pleased with these results.

First quarter of 2021 revenues of $686.3 million were up $81.7 million or 13.5%. GAAP EPS of $1.84 compared to $1.49 in the prior year quarter. GAAP EPS included $2.3 million of noncash interest expense related to our convertible notes, which decreased EPS by $0.05. Adjusted EPS of $1.89, which excludes the noncash interest expense compared to $1.53 in the prior year quarter.

Net income of $64.5 million compared to $56.7 million in the prior year quarter. This increase was due to higher operating profits in our Economic Consulting, FLC and Technology segments, which was partially offset by lower operating profits in Corporate Finance and Restructuring.

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

SG&A of $126.5 million was 18.4% of revenues and compares to SG&A of $127 million or 21% of revenues in the first quarter of 2020. SG&A was flat year-over-year, primarily because lower travel and entertainment expenses offset higher costs related to the increase in nonbillable headcount. Double-digit revenue growth and flat SG&A expenses more than offset higher billable headcount-related costs, resulting in first quarter 2021 adjusted EBITDA of $99.5 million, an increase of 19.5% compared to $83.2 million in the prior year quarter.

Our first quarter 2021 effective tax rate of 23.9% compared to our tax rate of 22.5% in the first quarter of 2020. For the balance of 2021, we continue to expect our effective tax rate to be between 23% and 26%. Weighted average shares outstanding, or WASO, for Q1 of 35.1 million shares declined 3.1 million shares compared to 38.2 million shares in the first quarter of 2020. For the quarter, our convertible notes had a potential dilutive impact on EPS of approximately 450,000 shares in WASO, as our share price on average of $118.44 this past quarter was above the $101.38 conversion threshold.

Billable headcount at the end of the quarter increased by 562 professionals or 12.3%. This increase is largely due to 34.9% billable headcount growth in corporate finance and restructuring, which includes both organic hiring as well as the addition of 151 billable professionals from the acquisition of Delta Partners in the third quarter of 2020. Sequentially, billable headcount increased by 75 professionals or 1.5%.

Now turning to our performance at the segment level. In Corporate Finance and Restructuring, revenues of $226.2 million increased $18.5 million or 8.9% compared to the prior year quarter. Acquisition-related revenues contributed $16 million in the quarter. Excluding acquisition related, revenues were essentially flat primarily because an increase in transaction-related revenues globally was offset by lower demand for restructuring services, particularly in North America. Adjusted segment EBITDA of $37.4 million or 16.6% of segment revenues compared to $48.9 million or 23.6% of segment revenues in the prior year quarter. The year-over-year decrease in adjusted segment EBITDA was due to flat revenues with a 34.9% increase in billable headcount and related compensation expenses and a 10 percentage point decline in utilization.

Turning to Forensic and Litigation Consulting. Revenues of $150.8 million increased 2.2% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for health solutions and investigation services, which was partially offset by a $4.1 million decline in pass-through revenues and lower realized pricing for our data and analytics services. Adjusted segment EBITDA of $29.4 million or 19.5% of segment revenues compared to $21.2 million or 14.4% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues with higher utilization, coupled with a decline in SG&A expenses and direct costs, primarily related to the lower pass-through revenues. Sequentially, FLC revenues increased $23.6 million or 18.6%, and adjusted segment EBITDA improved $21.8 million, reflecting increased demand across all of our core offerings, including previously backlogged work and a 9-percentage point increase in utilization.

Our Economic Consulting segment reported record revenues. Revenues of $169.3 million were up 28.1% compared to the prior year quarter. The increase in revenues was due to higher demand for our non-M&A-related antitrust and M&A-related antitrust services, as well as higher realized pricing and demand for our international arbitration services. Adjusted segment EBITDA of $26.6 million or 15.7% of segment revenues compared to $12.7 million or 9.6% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by higher compensation related to an increase in variable compensation and a 9.9% increase in billable headcount.

In Technology, we also had a record quarter. Revenues increased 35.3% to $79.5 million compared to the prior year quarter. The increase in revenues was due to a surge in demand for M&A-related second-request services. Adjusted segment EBITDA of $21.6 million or 27.2% of segment revenues compared to $14.5 million or 24.7% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation. Sequentially, Technology revenues increased $20.8 million or 35.5%, and adjusted segment EBITDA improved $11.4 million, primarily due to a large second-request engagement.

Strategic Communications revenues increased 3.7% to $60.5 million compared to the prior year quarter. During the quarter, we experienced increased demand for our public affairs services, which was offset by a $2 million decline in pass-through revenues. Adjusted segment EBITDA of $10.4 million or 17.2% of segment revenues compared to $8.8 million or 15% of segment revenues in the prior year quarter. Increase in adjusted segment EBITDA was primarily due to lower SG&A expenses.

Let me now discuss a few cash flow — few key cash flow and balance sheet items. As is typical, we pay the bulk of our bonuses in the first quarter. Net cash used in operating activities of $166.6 million compared to $123.6 million in the prior year quarter. The year-over-year increase in net cash used in operating activities was largely due to an increase in salaries related to headcount growth and higher annual bonus payments, which was partially offset by an increase in cash collected.

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

During the quarter, we spent $46.1 million to repurchase 421,725 shares at an average price per share of $109.37. As of the end of the quarter, approximately $167.1 million remained available for stock repurchases under our current stock repurchase authorization. Total debt net of cash of $252.8 million at March 31, 2021, compared to $143.2 million at March 31, 2020, and $21.3 million at December 31, 2020. The sequential increase was primarily due to $170 million of net borrowings under our bank revolving credit facility to fund cash used in operating activities, primarily for annual bonus payments.

Turning to guidance. First, let me remind you of the guidance for 2021 we provided in February. Revenues of between $2.575 billion and $2.7 billion. EPS of between $5.60 and $6.30. And adjusted EPS of between $5.80 and $6.50. I believe, at this juncture, it is important that I shared with you why we believe the exceptional strength we have demonstrated in Q1 may not necessarily repeat in subsequent quarters this year. First, we are, for the most part, a fixed-cost business, as people and real estate represent some of our largest expenditures. These costs are not variable in the short term. So small shifts in revenues have a much larger impact positively or negatively on EPS. Second, we are at our core a large job firm, and when matters end, they may not immediately be replaced. This quarter, for example, our results were boosted by several exceptionally large engagements that were driven by record levels of M&A activity that may not be sustained through the year.

In Technology, for example, we had one engagement which concluded during the quarter that represented over 20% of total quarterly segment revenues. In Economic Consulting as well, we have several large engagements that are expected to conclude during the year. Even our restructuring revenue this quarter was boosted by revenue from large matters that began last year and have either now ended or will likely end this year.

Meanwhile, credit markets remain in an accommodative mode, and hence, the number of stressed and distressed issues remain low. Moody’s now expects the trailing 12-month speculative-grade global default rate to fall to 3.2% by the end of the year, down from 6.8% forecast they provided in December. And Fitch, which measures defaults by dollar volume, now expects a high-yield default rate for the U.S. of 2% by year-end. These forecasts point to lower demand for our restructuring services for at least the balance of this year.

Third, this quarter, we were delighted by results in FLC, our business most negatively impacted by COVID in 2020. That being said, with the continued uncertainty of the pandemic and certain geographies experiencing third and fourth waves of infections, we remain cautious as we may be impacted in certain locations by COVID-19-related court closures and travel restrictions, which can impact our ability to serve our clients.

Fourth, our nonbillable travel and entertainment expenses are typically around 1.5% of revenue. At the moment, this expense is largely nonexistent, as travel and entertainment is severely curtailed in most geographies.

Lastly, our fourth quarter is typically our weakest quarter with the holiday season and compensation true-ups at the end of the year. In 2020, our fourth quarter results were exceptional, in part because of the implementation of a cross-border tax strategy. The more rational expectation would be for a seasonally weaker Q4 as many of our practitioners take well-earned vacations.

Now with all those risks considered, clearly, the great performance in Q1 gives us a very good head start for achieving our guidance. Once we have another quarter under our belt, at the end of the second quarter, we will revisit guidance, as is typical, to see if any changes are warranted.

Before I close, I want to reiterate a few key themes that underscore the attractiveness of our business. First, we have demonstrated that we have a tremendous collection of businesses that make us a very resilient company. We are uniquely positioned to support our clients as they navigate their most complex business challenges regardless of business cycle. Second, more than ever, I am convinced that the key to our success is the strength of our people and their relationships, both of which are exceptionally strong. Third, our leadership team is focused on driving growth with strong staff utilization. And finally, our balance sheet is enviable. And we have demonstrated the ability to boost shareholder value through share buybacks, debt reduction, organic growth and acquisitions.

With that, let’s open the call up for your questions.

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

We will take our first question from the line of Marc Riddick from Sidoti & Company.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

So I wanted to just go over a couple of things that — to get a sense of maybe some of the things that might have taken place during the quarter as far as dealing with those demand shifts that you’re seeing. Were there any changes in headcount as far as shifting from one group to another to accommodate rising demand in one place and falling demand in another? And then I have a couple of follow-ups after that.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, we — the answer is, yes. I don’t think we’ve structurally shifted any bodies between segments. Did we this quarter? Look, what we have, for example, in Corp Fin is, I think what [Carla and Coppi] would say 1/3 of our people work on one side, 1/3 of our people worked on another side and about 1/3 of the people can go back and forth. And I don’t know if that’s exactly right.

But last year, when a restructuring boom hit, we were able to take some of the financially very literate people on the nonrestructuring side and put them on cases with the restructuring teams. This quarter as restructuring things weakened and certain transactions went up, we were able to flow people back the other way.

And we can’t — we’re not homogenous business. We don’t flow people from Strat Con to E Con. But we do flow people with the right capabilities across within segments and actually between FLC and CF. And also, increasingly, I think what we’re doing a better job is now flowing people across the world. I mean we’ve been doing for the last year, a lot of teaming between Australia and the U.K. and the U.S., which, of course, given that we’re all in Zoom anyway, is increasingly possible to do. So does that give you a hard answer, Marc?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Yes. Yes, it does. It really touches on some — where I was going with the next part of the question was the geographic mix and given the differences that we’re seeing in demand and potential demand around where COVID is allowing us to do and not allowing us to do. One of the other things I was curious about, should we — was there anything that we should be thinking about as to the cadence of success fees during the quarter? And I appreciate all the detail around some of the large engagements that you had and the like and how that figures into the guidance conversation. I was wondering as to where success fees were maybe vis-à-vis expectations or last year?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Success fees was actually at the lower end of what we typically expect. Usually, it’s at the lows around 3 and high around 15 a quarter. This quarter, it was just north of 3.

Operator

(Operator Instructions) The next question is from Andrew Nicholas from William Blair.

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Your family are all okay?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Everyone is good, and we’re getting into summer weather. So I think I fall into the camp of being optimistic that you opened with. But — yes, thanks for asking. In terms of my questions, the first one, I was just hoping you could add a little bit more color to your prepared remarks around FLC, obviously, well above your expectations, well above mine as well. Just wondering kind of if you could spend some more time on the primary drivers there and the overall demand environment and pipeline, particularly relative to the fourth quarter, where you’re already seeing some improvement, that would be helpful.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So we’re, as I said, Andrew, we’re obviously delighted, right? There are now very — if you look at the Mollie and team prepared very good reports that they put on our website where you got the long-term trends, and that gives you a good visual when you look at that. Our utilization in the quarter was higher than Q1 last year. So we are in Q1 last year, other than towards middle of March or towards the end of March other than in Asia, the pandemic was not much of a factor. So $29 million of EBITDA utilization above where we were last year, this is — we expected a gradual improvement. We’ve already gotten that. That’s the message we are giving. This is — there’s maybe 1 or 2 geographies, 1 or 2 sub-practices.

Now I’m not saying to you, we can never do any better. We, of course, will continue to try and do better. But we are already getting that backlog. We’re getting it snapping back. We also had some big wins and cases in certain areas such as SPACS. So this is a tremendous level, tremendous threshold that we are at for now.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Maybe I can just add one word to that, Ajay. Look, I think we always had confidence in this business. And some of the businesses, this business, another part — some parts of our E Con business were incredibly slow last year. We had confidence that they were going to come back. And some of what you’ve been seeing this quarter is just that realization. I think it just went faster and snapped back, as Ajay said, and that was because of some working down some backlog in courts, but also the SPAC boom triggered some massive cases this quarter that surprised us and in a good way.

But underlying the snapback is the strengthening of the return to — a great business returning to its roots. We went beyond that this quarter in terms of some of the forces that happened this quarter. But I also just want to underscore that when we were at 30-something percent utilization last year for this business, that wasn’t normal. That wasn’t normal. And I’m proud of our team for sticking with it and working their way out of it. Does that help, Andrew?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Yes. No, that is helpful. And then I’m going to ask a follow-up. It might be a difficult question to answer. I think it’s been asked a variety of different ways in the past. But we’ve seen record M&A levels here to start the year. Certainly seems from my perspective, the momentum has continued here into the start of the second quarter. So just a multipart question on M&A. I guess first, to the extent Q1 results outperformed your own expectations, which it sounds like they did, is there any way to quantify how much of that outperformance is tied to better-than-expected M&A or transaction volumes?

And then second, if you could speak to how you’re envisioning that part of your business or those parts of your businesses performing through the end of the year? I know you didn’t do anything with guidance, but trying to figure out what’s baked in at current numbers?

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Andrew, Q1 was the highest, I think it might even be quarterly, if not first quarterly M&A by dollar volume in history for the world, I think $1.16 trillion. Not only it was at the highest, but also in our sweet spot, which is the big M&A, that most of that, there was a much higher percentage of big M&A versus small M&A because we play in the antitrust or merger, the bigger M&A as it were. We also play in cross-border. It was much more of that. So just like we had an epic tailwind in restructuring in second quarter of last year, this was an epic tail within the M&A.

We can’t predict how long it will last. It could last longer. We’re just saying we don’t know whether it will last through this year, and we are cautioning that this was an epic tailwind. Did we benefit from it? Absolutely. In — for example, in Corporate Finance and I’ll go segment by segment, in Corporate Finance & Restructuring, transaction-related business is typically 15%, 20% of revenue. I mean 20% would be a great outcome, similarly around 15%. Here, we’re approaching 25%, 30% of the revenues in that segment.

In Technology, we play in the second-request area, in second-review area. And we had one case, which was a M&A-driven case, which contributed just over 20% of the quarter’s revenues, but in several other cases, too. So clearly, that sort of the thing is not the norm. One case typically doesn’t make up 20% of our revenue, and that case has ended in — so those are those 2 Economic Consulting, clearly. Clearly, we are the #1 firm in the world on antitrust cases, without a doubt, right?

So there are some very large cases, both M&A and non-M&A antitrust that we are working with that we expect will end this year. Now will there be 6 other cases that will replace those, I can’t tell.

Operator

The next question comes from Tobey Sommer from Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

If I could ask another question about sort of strong capital markets, any elements of that, that you think may not be that durable, in particular, kind of curious about what your — how big a driver SPACS have been given some emerging regulatory scrutiny? And just kind of wondering to the extent those may be borrowing future years IPO activity?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Ajay — look, I don’t know if they’re borrowing future year IPO. I think people are writing about that. I mean, obviously, with SPACS are — I mean, I think everybody on the call knows what SPACS are, but with the SPACS, anyways they buy private companies. And those — that’s a way essentially for those private companies to become public. So the notion that this is an effective IPO, I think it’s a reasonable inference, and there’s — that’s the case.

And so which businesses get affected by IPO. I mean our Strat Com business certainly was affected by IPOs and a number of other businesses. I think the broader question is that the SPACS activity caused a spike in activity for us and for sure, it did. I mean one of the big issues in SPACS is when a SPAC buys, we have a range of services that can help SPACS from — all the way from formation all the way through.

But one of the most critical issues is when a SPAC company buys a private company, often that private company is not ready to be public. They often don’t have the SEC — having followed SEC protocols, they don’t have many kinds of finance functions they need, the capabilities. And all of a sudden, they’re a public company. All of a sudden, they’re going to become a public company. So there’s a surge in demand for people who can help the company. Sometimes after they go public and they figure out they missed the SEC deadlines often before this transaction happens to get them to the SEC ready. And clearly, that causes a spike of activity that affected both FLC and CF this quarter that we benefited from because we are really at the — that is a sweet spot of our capability. Did I talk to your question, Tobey?

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

You did. And if I could ask a follow-up question on — you made some comments about court-related activity. How would you characterize the rebound or said differently, is there more normalization that remains to get back to pre-COVID court-related business? And in addition to that, if you could talk about if you’re hearing from customers that cases have settled over the course of the pandemic? Or is it more like a backlog, so to speak, that’s accumulated?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So there is a backlog that is getting addressed now is the point. Not all of it is in person, but the world has found its way around. There are trials in Texas in person. There are trials elsewhere in person, but there are also trials taking place not in person. So to the extent that your question is, is everything absolutely normal, they’re not in person as it were, that’s what I think would be absolutely normal as it were. But in terms of activity, they are. We are both in FLC and importantly in our international arbitration business within the Economic Consulting where we had weakness prior in both those areas, the levels of activity are back. Those folks are busy. They are very busy, in fact.

So those activity levels are back. The way they are doing that activity is still a combination of virtual and in-person.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

That’s helpful. I’ll ask a long-term question. Over 5 years or some long-term view, you can pick a different time frame, if you like, what percent of sales do you expect the company to derive from EMEA? And I’m curious even stepping out just from that geography, what are the margin implications of a mix shift favoring the international side of your business?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So Ajay can correct me if I’m wrong on the margin point. Let me address that first and then talk to the broader question. I don’t think of expansion overseas as fundamentally worse than expansion in the U.S. or better than the expansion in the U.S. in terms of margin. I don’t say, “Oh, if we expand overseas, our margins are going to be greater or our margins are going to soar.” I mean any time you invest for growth, you often can lose money the first in new business area you’re doing or a new country you’re going into or whatever. But our experience has been very good these last 5 years, as we’ve grown EMEA of actually improving the margins in EMEA that we’re seeing. So I don’t see it as inherently dilutive.

In terms of growth expectations, look, I have — I think one of the things, it’s certainly incredible what we’ve been able to do overseas. And you can look at EMEA, I think we released the revenue numbers. I don’t think we released EBITDA numbers, but I’d be surprised if we’re not something like 3x the revenue from when I joined. So that’s incredible. And my aspirations, and I know our European team is, that is just a bloody beginning because we weren’t — we were — we called ourselves an EMEA business. We were a U.K. business. We were a London-based business, and we were a London-based business with a subset of our capabilities. We are now increasingly an EMEA business. We’re not anywhere near as strong on the continent as we should be. But we have moved. We have moved, and we’ve got really good teams on the continent. We even have a strong team in South Africa. I mean — and we have a strong team in the Middle East. But we are scratching the surface, but we are scratching hard and effectively.

I think there’s enormous growth in EMEA, there’s enormous growth in Asia. We have the strongest position we’ve ever had in Australia. We have the best team we’ve ever had in Latin America. But I also want to say one of the most important things that changed the trajectory of this company was the return of the U.S. to growth. For a long time, the U.S. wasn’t growing, not organically. And what we now have is a set of leaders who understand that we have enormous opportunities to grow in the U.S. We grew effectively, the U.S. restructuring business, which is historically our strongest business. And just by having leaders who — and supporting people with ambition, both to invest behind our core and also invest in adjacencies. So I don’t have preferred children. I don’t say, “Oh, my preferred child is to grow in Spain.” I think wherever we have teams with ambition and a reasonable plan, that’s behind them. And so far, that’s showing our ability to grow every place. I think this quarter, Ajay, didn’t every region grow? Didn’t every region grow this quarter, and that’s not true for every quarter. But over the period of time, we’ve been doing pretty well across a lot of places in the world. That was a long answer. Did I address your question, Tobey?

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It did. Within Corporate Finance & Restructuring, could you describe the growth or change in revenue in bankruptcy versus non-bankruptcy work? Because you do have 2 pieces that are significant that kind of should be moving perhaps in opposite direction.

Ajay Sabherwal - FTI Consulting, Inc. - CFO

And let me just — the peak, Tobey, last year in Q2. In Q2 last year, restructuring was almost 70% of the revenue, maybe a little bit higher in Corporate Finance & Restructuring. Now it’s less than 50%. And as I pointed out, there are cases continuing from prior periods, the bigger cases take some time, sometimes to resolve. And the main point I’m trying to communicate is that the number of new cases is drying up, not that we’re losing share, not at all, but that there’s just fewer defaults.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

That makes sense. Do you have an update for us on the international moratorium and when those are poised to lapse and perhaps start contributing a little bit more?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

Right. So that could be the other side of it as if moratoriums are lifted in the U.K. and Australia and Germany, other places on insolvency, and those haven’t yet lifted. They’re lifted in like in Australia in parts, they have lifted. Some aspects have been eased up. So certainly, that could. But companies have also strengthened, and liquidity is available. So just lifting the moratorium is not necessarily going to result in bankruptcy, just to note. So that’s the update. Did I answer the question? Or was there a second part to it?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

That was it. My last question is within FLC, could you describe what is driving the demand for health care solutions?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

In the U.S., it’s the U.S., those team has done a great job in those hospitals, and that work is opening up again. So that’s part of it.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

And I’ll build on that. So I think, look, actually, yes, the hospitals are working up. What I feel really good about is, I think we increased in the midst of the worst quarters in that company — and to my knowledge, that segment’s history, we invested, and I think we increased our S&D count by 60% or 70%. And so some of this is the market coming back, and some of this is the fact that our team and the courage to make a firm argument for investment in a bad quarter, and we went ahead and did it. And so some of that is the market — I got to tell you, some of that Charles and the team deserve credit for as well. And I’m excited about where they’ve taken the business. And let me actually use that to bridge back to your restructuring thing. I want to underscore what Ajay said. Look, you can look at the external rates and the plummeting expectations for restructuring. And so we could have a lot of jobs rolled off and our restructuring business be just really fall off a lot, particularly because of the fixed nature of our business. I just want to underscore, it is a great business. It is a great business, and we will continue to support it.

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

And frankly, I’d tell the people in that business, if this creates an opportunity to get talent, they will get talent because we’re not in the business for a couple of quarters. We have, over time, taken a great business, made it better in the United States, more global around the world, and we’re going to invest in that business, and if it has some bad quarters, that will be bad, but it will be a bulwark of the company’s future going forward, too. And so just like we did in health solutions last year and some parts of FLC, if we have that opportunity in restructuring this year, even if it’s weak, we’ll do that, too. I think that’s probably more than answered your question, Tobey.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

You did, but you prompted another one. Was that a group lift out? Or did you just hire sort of broadly from a lot of sources to get those — that level of increase?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

The second. The team did the work to find great talent and attract them. I think it was one by one. I don’t think there were any payers, if I remember right, but it was one by one, people talking to great people and saying where we were trying to take the business and attracting them. Really nice return.

Operator

The next question is from the line of Marc Riddick from Sidoti & Company.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

I realized when I was on earlier that I forgot to ask about the — if you could give some commentary around the acquisition pipeline and maybe what that looks like, both domestically and internationally?

Ajay Sabherwal - FTI Consulting, Inc. - CFO

So Marc, everybody is a closet consultant. So there’s no shortage of acquisition opportunities. But we are very, very — I mean we are not going to just purchase for the sake of purchasing, it has to make sense for us. And we have very, very exacting standards in what makes sense for us. But there’s no shortage of opportunity.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Marc, anything else?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Sorry, I was still muted. My apologies there. I was sort of curious as to maybe what you’re seeing as far as those valuations, maybe what they look like? Have they changed much? Are we seeing better opportunities abroad? Or is it similar to what we’ve seen over the last few quarters?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So I’ll weigh in on this. I think — look, there are a couple of different issues that there’s — I get a solicitation, I think, every day for some sort of potential acquisition. There’s plenty of acquisitions out there. I think there are 2 things that cause us to screen them down. The first and most important is

 APRIL 29, 2021 / 1:00PM, FCN.N - Q1 2021 FTI Consulting Inc Earnings Call

we’re not in doing acquisitions to pump up our quarterly earnings or next year’s earnings. We want to have somebody who’s kind of — we think people are going to be excited to work with that are — they’re going to stay here for the duration. And their next-generation of people are going to grow up and become great folks. So we’re looking for long-term partners, just like we do when we do lateral hires or when we grow people up. And that’s a much higher hurdle because you have to see the way you’re going to work with them and you have to like them. So you have to — and that’s not usually in the little blurb that the investment bankers give us. We have to do some digging to figure that out.

The other issue, though, that you raise is pricing. And I would say valuations, in general, have gone nuts over the last while. And so I don’t think we’ve participated in — I don’t know if we participated in any auction, but we certainly haven’t gotten any of our acquisitions through an auction. I mean what we usually have done is we’re not paying the top of the market. We have gotten terrific people when the fit has been so good that people can see a much better future on our platform, and an excitement to help build something, and that’s where most of our — that’s where all of our acquisitions, I think, have come thus far. So do I dream of a day when valuations drop, and then we can — and only the first screen becomes one, sure. But right now, the both screens are operating. Does that help?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Yes. Absolutely.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Another question?

Operator

No, sir, nobody in the queue now. That was the last one.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So let me just say thank you all for your continued attention and support to our company through COVID, through all the struggles and stresses you’ve been working through, through COVID. I very much wish all of you good luck in getting access to the vaccines and getting out to the other side of this. Thank you, again.

Operator

Thank you very much. The conference call has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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